As filed with the Securities and Exchange Commission on December 18, 2012

Registration No. 333-44430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPNET Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1483235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7255 Woodmont Avenue

Bethesda, Maryland 20814-7900

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 1993 Incentive Stock Option Plan

2000 Stock Incentive Plan

2000 Employee Stock Purchase Plan

2000 Director Stock Option Plan

(Full Title of the Plans)

Brett A. Nissenberg

Senior Vice President and General Counsel

OPNET Technologies, Inc.

7255 Woodmont Avenue

Bethesda, Maryland 20814-7900

(240) 497-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Keith A. Flaum, Esq.

James R. Griffin, Esq.

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

(650) 802-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement (this “Post-Effective Amendment No. 1”) is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-44430) (the “Registration Statement”) which was filed on August 24, 2000 to register 4,658,701 shares of the common stock, par value $0.001 per share (the “Common Stock”), of OPNET Technologies, Inc. (“OPNET”), consisting of 1,733,701 shares of the Common Stock issuable under the Amended and Restated 1993 Incentive Stock Option Plan and 2,925,000 shares of the Common Stock issuable under the 2000 Stock Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Director Stock Option Plan.

On December 18, 2012, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 28, 2012 (the “Merger Agreement”), by and among Riverbed Technology, Inc., a Delaware corporation (“Riverbed”), Octagon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Riverbed (“Acquisition Sub”), and OPNET, Acquisition Sub merged with and into OPNET (the “Merger”), with OPNET surviving the Merger as a wholly-owned subsidiary of Riverbed. Pursuant to the Merger, each outstanding share of Common Stock (other than shares held by Riverbed, OPNET or their respective subsidiaries, or held by stockholders of OPNET who properly asserted their appraisal rights under Delaware law) was converted into the right to receive: (i) $36.55 in cash; and (ii) 0.2774 of a share of Riverbed common stock, par value $0.0001 per share, without interest, and subject to applicable withholding tax.

As a result of the Merger, OPNET has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statement. Effective upon the filing of this Post-Effective Amendment No.1, OPNET hereby removes from registration all of the securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 18, 2012.

OPNET TECHNOLOGIES, INC.

By:	/s/ Brett A. Nissenberg
Name:	Brett A. Nissenberg
Title:	Senior Vice President and General Counsel